As filed with the Securities and Exchange Commission on March 14, 2005

                                                Registration No. 333-___________



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
          ------------------------------------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
          ------------------------------------------------------------



                         GALAXY NUTRITIONAL FOODS, INC.
             (Exact name of registrant as specified in its Charter)


          Delaware                         2022                   25-1391475
          --------                         ----                   ----------
(State or other jurisdiction        (Primary Standard           (IRS Employer
     of incorporation)                 Industrial            Identification No.)
                                Classification Code Number)



                    2441 Viscount Row, Orlando, Florida 32809
                            Telephone: (407) 855-5500
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's Principal Executive Offices)


                    MICHAEL E. BROLL, CHIEF EXECUTIVE OFFICER
                         Galaxy Nutritional Foods, Inc.
                    2441 Viscount Row, Orlando, Florida 32809
                            Telephone: (407) 855-5500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                           KENNETH C. WRIGHT, ESQUIRE
                              Baker & Hostetler LLP
                       200 South Orange Avenue, Suite 2300
                             Orlando, Florida 32801
                            Telephone: (407) 649-4000

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective    registration    statement   for   the   same    offering:
[   ]
      -----------------------------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering: [   ]
                                       -----------------------------------


      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

============================== ================== ===================== ====================== ====================
        Title of Each                                Proposed Maximum       Proposed Maximum
     Class of Securities          Amount to be        Offering Price           Aggregate             Amount of
       To be Registered            Registered           Per Share(1)         Offering Price       Registration Fee
============================== ================== ===================== ====================== ====================
Common Stock                       3,050,000             $2.30               $7,015,000            $825.67 (3)
$.01 par value, previously
issued or issuable upon
exercise of options and
warrants  (2)
------------------------------ ------------------ --------------------- ---------------------- --------------------

-------------------------------------------
(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices for Galaxy's Common Stock as reported on the American Stock Exchange on March 8, 2005.

(2)   To be offered by selling stockholders.

(3)   The SEC fee for registration is $117.70 per million.

                                   PROSPECTUS

[GRAPHIC OMITTED]

                         Galaxy Nutritional Foods, Inc.
                       2441 Viscount Row, Orlando, Florida
                                 (407) 855-5500

                               3,050,000 SHARES OF
                                  COMMON STOCK

This prospectus is part of a registration statement that relates to a public offering of up to 3,050,000 shares of our common stock that were previously issued to our stockholders or are issuable upon the exercise of options and warrants held by certain of our stockholders (collectively, the "selling stockholders"). Our common stock is traded on the American Stock Exchange under the symbol GXY. The average of the high and low prices of the shares of our common stock as reported on the American Stock Exchange on March 8, 2005 was $2.30 per share of our common stock.

Shares: The selling stockholders may offer and sell these shares of common stock from time to time through public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices. There is no underwriter with respect to this offering and each selling stockholder will determine the time of sale of shares made pursuant to this prospectus.

Proceeds:         We will not receive any of the proceeds from the sale of these shares. We will receive proceeds from the exercise of the options and warrants if such options and warrants are exercised.

Costs: We will pay the costs relating to the registration of the shares of common stock offered by this prospectus. The selling stockholders will be responsible for any brokerage commissions, discounts or other expenses relating to the sale of the shares.

--------------------------------------------------------------------------------
The information contained in this prospectus is not complete and may be changed. These securities may not be publicly sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction in which the offer or sale is not permitted.

You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing any of the shares offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                  The date of this Prospectus is March 8, 2005.

                                TABLE OF CONTENTS

                                                                Page

Risk Factors..............................................       5
The Company...............................................       12
Use of Proceeds...........................................       13
Determination of Offering Price...........................       13
Selling Stockholders......................................       14
Plan of Distribution......................................       15
Legal Matters.............................................       16
Experts...................................................       16
Where You Can Find More Information.......................       16
Forward-Looking Statements................................       18



You should rely only upon the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

                                  RISK FACTORS

      Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could seriously harm our business, financial condition, results of operations or cash flows. This could cause the trading price of our common stock to decline and you could lose all or part of your investment. In this prospectus, unless otherwise indicated, "our company," "we," "us," or "our" refer to Galaxy Nutritional Foods, Inc.

WE HAVE PREVIOUSLY BEEN IN TECHNICAL DEFAULT OF OUR CREDIT FACILITIES.

      We have a revolving line of credit from Textron Financial Corporation that had an outstanding balance as of March 8, 2005 of $6,528,902. Substantially all of our assets are pledged as collateral to secure our outstanding borrowings under such loan. Due to the $444,883 charge to operations related to the Separation and Settlement Agreement between us and Christopher J. New, our former Chief Executive Officer, we fell below the requirement for the adjusted tangible net worth and the fixed charge coverage ratio covenants for the quarter ended September 30, 2004. In a third amendment to the Textron Loan Agreement dated November 10, 2004, Textron agreed to change a definition in the loan covenants, the effect of which brought the Company back into compliance with both ratios.

      During the fiscal years ended March 31, 2004, 2003 and 2002, we were often in violation of similar financial and other covenants under our prior asset-based credit facility with FINOVA Capital Corporation, our former term loan with FINOVA Mezzanine Capital Inc., and our current term loan with SouthTrust Bank. At no time did any lender deliver to us a notice of default as a result of such violations. The lenders routinely waived such violations and amended the covenants in return for the payment of waiver fees, increases in interest rates, acceleration of maturity dates and other considerations.

      We do not believe that we will fail to meet the financial and other covenants of the Textron revolving line of credit and the SouthTrust Bank term loan for the fiscal year ended March 31, 2005 and thereafter. However, in the event that we are in violation of the covenants under the Textron revolving line of credit or under our term loan with SouthTrust Bank and we cannot amend the covenants or obtain waivers for these covenant failures, Textron and SouthTrust Bank could exercise their respective rights under their loan documents to, among other things, declare a default under the loans, accelerate their indebtedness such that they would become immediately due and payable, and pursue foreclosure of our assets which are pledged as collateral for such loans. In either event, it is unlikely that we would be able to continue the operation of our business.

WE MAY NEED ADDITIONAL FINANCING AND SUCH FINANCING MAY NOT BE AVAILABLE.

      We have incurred substantial debt in connection with the financing of our business. The aggregate amount outstanding of our borrowing under our various credit facilities is approximately $14,770,887 as of March 8, 2005. This amount includes a revolving line of credit from Textron Financial Corporation in the amount of $6,528,902. The revolving line of credit allows a maximum principal amount of $7,500,000 through which we finance our day-to-day working capital needs. The line of credit is secured in part by our accounts receivable and inventory. The amounts that we can borrow under the line of credit fluctuate based on our inventory and accounts receivable levels. Generally, we borrow the maximum amount available to us under our revolving line of credit and under our other credit facilities. As of March 8, 2005, the maximum amount we could borrow under our revolving line of credit totaled approximately $6,684,856. Although we anticipate that our revolving line of credit will meet our operational financing requirements for at least 16 months, we may need additional financing in the future in order to maintain or increase our current level of business. We do not know if we can obtain additional financing or if the terms of any required financing will be acceptable to us. If we are unable to fund our working capital needs and additional growth through our existing credit facilities, cash flow or additional financing, or if additional financing is not available under acceptable terms to us, our business, results of operations, cash flows and future growth will be negatively affected.

WE MAY ISSUE SECURITIES WITH RIGHTS SUPERIOR TO THOSE OF THE COMMON STOCK, WHICH COULD MATERIALLY LIMIT THE OWNERSHIP RIGHTS OF EXISTING STOCKHOLDERS.

      We may offer debt or equity securities in private and/or public offerings in order to raise working capital and to refinance our debt. The board of directors has the right to determine the terms and rights of any debt securities and preferred stock without obtaining further approval of the stockholders. It is likely that any debt securities or preferred stock that we sell would have terms and rights superior to those of the common stock and may be convertible into common stock. Any sale of securities could adversely affect the interests or voting rights of the holders of common stock, result in substantial dilution to existing stockholders, or adversely affect the market price of our common stock.

WE CANNOT CONTROL THE TIMING OR VOLUME OF SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK.

      As of March 8, 2005, approximately 8,026,786 shares of the 18,400,581 shares of our issued and outstanding common stock were freely tradable (unless acquired by one of our "affiliates") under the Securities Act of 1933. All of the shares which are not freely tradable are "restricted securities" within the meaning of Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, and may be sold in open market transactions after the holding period under Rule 144 with respect to such transaction has been met. As to shares subject to outstanding options and warrants, the one-year holding period generally will not begin until the shares underlying such options or warrants actually have been acquired. After the one-year holding period has been met, each holder generally may sell, every three months in brokerage transactions, an amount equal to the greater of one percent of our outstanding common stock (which, based upon the number of shares outstanding as of March 8, 2005, would be approximately 184,000 shares) or the amount of the average weekly trading volume during the four weeks preceding the sale. After two years, unless any such holder is one of our "affiliates," such sales can be made without restriction.

      Because the sales pursuant to this prospectus will not be effected through an underwriter pursuant to a firm commitment agreement, there will be a substantial number of additional shares, which may be available for sale on the market at one time without any control over the timing or volume of sales thereof by us or any third party. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares are attempted to be sold within a short period of time, the effect on the market may be negative. It is also unclear as to whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which the same might be offered. It is noted that even if a substantial number of sales does not occur within a short period of time, the mere existence of this "market overhang" could have a negative effect on the market for our common stock and our ability to raise additional capital or refinance our indebtedness.

OUR FOUNDER AND A PRIVATE INVESTOR OWN A LARGE PERCENTAGE OF THE OUTSTANDING SHARES, WHICH COULD MATERIALLY LIMIT THE OWNERSHIP RIGHTS OF INVESTORS.

      As of March 8, 2005, Angelo S. Morini, our founder, beneficially owned approximately 19% of our issued and outstanding common stock and held options and warrants which, if exercised and assuming the exercise of no other outstanding options or warrants, would give him approximately 30% of our issued and outstanding common stock. As of March 8, 2005, Frederick Deluca, a private investor, owned approximately 18% of our issued and outstanding common stock and held options and warrants which, if exercised and assuming the exercise of no other outstanding options or warrants, would give him approximately 20% of our issued and outstanding common stock. Investors who purchase common stock in this offering may be unable to elect any members of the board of directors or exercise significant control over us or our business as a result of Mr. Morini's and Mr. Deluca's ownership.

INVESTORS WILL INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

      The offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of the common stock from the price you pay for common stock. Additionally, there are a substantial number of outstanding options and warrants to acquire shares of common stock. A total of 7,358,058 shares have been reserved for issuance upon exercise of options and warrants that we have granted or may grant in the future. A total of 4,031,028 of these options and warrants are "in the money" and are currently exercisable as of March 8, 2005. "In the money" generally means that the current market price of the common stock is above the exercise price of the shares subject to the warrant or option. The issuance of common stock upon the exercise of these options and warrants could adversely affect the market price of the common stock or result in substantial dilution to our existing stockholders.

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON THE COMMON STOCK.

      Our current policy is to retain any future earnings to finance current working capital needs and growth and development. Further, in accordance with the terms of our revolving line of credit from Textron Financial Corporation, we are prohibited from paying dividends in cash without Textron's consent. We do not expect to pay dividends on common stock in the foreseeable future.

IF WE LOSE KEY FOREIGN SUPPLIERS ON WHOM WE DEPEND, WE MAY BE UNABLE TO OBTAIN ADEQUATE SUPPLIES TO MANUFACTURE OUR PRODUCTS.

      Currently, we purchase our major ingredient, a milk protein called casein, from a limited number of foreign suppliers. We purchase casein from foreign suppliers because they have lower prices than domestic suppliers. However, their lower prices are generally the result of governmental export supports or subsidies. We do not have any contractual arrangements with our principal suppliers, except for short-term agreements for periods of less than six months. Because we purchase casein from foreign suppliers, its availability is subject to a variety of factors, including federal import regulations. If the export supports or subsidies are reduced or eliminated or the United States takes retaliatory action or otherwise establishes trade barriers with any of the countries in which our casein suppliers are located, our business and results of operations would be negatively affected. Moreover, exchange rate fluctuations or the imposition of import quotas or tariffs could have an adverse effect on our business and our ability to compete with competitors that do not rely on foreign suppliers. We cannot assure you that we could obtain casein from U.S. sources if a foreign supply of casein were reduced or terminated. Even if we could obtain casein from U.S. sources, our production may be reduced during the period that it takes us to change suppliers and the prices for the casein would likely be significantly higher than we are paying now. Either event would negatively affect our business, results of operations and cash flows.

      We are anticipating an annual increase in casein prices of approximately 35% during the fiscal year to end March 31, 2005 over the prices from the prior fiscal year. Based on current pricing trends with our suppliers, we believe that casein prices will remain at historical highs through the end of the first quarter of fiscal 2006. Every 5% increase in casein prices will result in an annual cost increase of approximately $350,000 assuming the same amount of pounds purchased as in the fiscal year ended March 31, 2004. Costs are rising mainly due to a worldwide shortage of casein and due to the decline in the US dollar value. In order to offset the high casein costs, we are incorporating lower cost formula modifications that maintain the integrity of our product benefits as well as reducing costs in several other raw materials and operational labor categories. Finally, we have passed along some of the increased costs to our customers during fiscal 2005 and will propose additional price increases as appropriate.

BECAUSE WE ARE DEPENDENT UPON A SINGLE MANUFACTURING FACILITY, THE LOSS OF THE FACILITY WOULD RESULT IN A WORK STOPPAGE, WHICH WOULD NEGATIVELY IMPACT OUR BUSINESS.

      We manufacture all of our products at a single manufacturing facility in Orlando, Florida, and our revenues are dependent upon the continued operation of this facility. This facility is subject to a lease that expires in November 2006, unless renewed pursuant to terms mutually agreeable to our landlord and us. We do not have a backup facility or contractual arrangements with any other manufacturers in the event of a casualty to or destruction of the facility or if the facility ceases to be available to us for any other reason. If we were required to rebuild or relocate our manufacturing facility, a substantial investment in improvements and equipment would be necessary. Any rebuilding or relocation also would likely result in a significant delay or reduction in manufacturing and production capability which, in turn, could lead to substantially reduced sales and loss of market share.

COMPETITION IN OUR INDUSTRY IS INTENSE.

      Competition in the natural food segment of the food industry is intense. We believe that as consumers become more interested in healthy food alternatives the competition in our markets will increase substantially. Our primary competition consists of equally sized companies such as Tree of Life, White Wave, Yves and Tofutti Brands that manufacture soy-based products, such as alternative cheese slices, sour creams, cream cheese and related products. In addition, we compete with major companies such as Kraft, which produces products under the Kraft Free(R) label, Borden's, and ConAgra, which produces products under the Healthy Choice(R) label. Each of these companies has substantially greater name recognition and greater research and development, marketing, financial and human resources than we have. These advantages have led to a substantially greater market penetration and product acceptance than we have developed. In addition, our competitors may succeed in developing new or enhanced products, which are better than our products. These companies may also prove to be more successful than us in marketing and selling these products. We cannot assure you that we will be able to compete successfully with any of these companies or achieve a greater market share than we currently possess. Increased competition as to any of our products or services could result in price reductions, reduced margins, and loss of market share, which could negatively affect our business, prospects, results of operations and financial condition.

CONSUMER EATING HABITS AND SHOPPING TRENDS MAY CHANGE AND NEGATIVELY IMPACT DEMAND FOR OUR PRODUCTS.

      There could be downward pressure on demand for our products as consumers tastes, preferences, shopping behavior, and overall evaluation of health benefits change over time. This is demonstrated in the recent change in consumers' eating habits with the publicly recognized trend toward low-carbohydrate meal preparation during all meals (breakfast, lunch, snack, and dinner), which has led to decreased consumption of items such as bread and our primary complementary product of cheese slices. Additionally, the number of consumers shopping in the retail grocery and natural food stores is down due to the further national emergence and presence of Wal*Mart superstores and other similar superstores which include extensive grocery operations. Our product selection is growing but is still limited at Wal*Mart. Therefore, our sales growth with this account may not be able to fully counter the decline in retail grocery trends. In response to this change in consumer shopping, we are redesigning our products and packaging formats to specifically target growth opportunities in the superstore, warehouse club and mass merchandiser markets (such as Wal*Mart, Costco, Kmart, Target, and Sam's Club). With the growth in the aging population of U.S. consumers, there could be price pressure on our products due to the fixed income nature of this population segment.

DEMAND FOR OUR PRODUCTS COULD BE HINDERED DUE TO CHANGING CONDITIONS WITHIN THE DISTRIBUTION CHANNELS WE SELL PRODUCTS IN.

      Our sales could suffer based upon market place abnormalities such as retailer, distributor, and/or food service operator labor strikes. Further, consolidation within the industry could result in store closings, store layouts, and operating strategies that are incompatible with our product requirements.

WE RELY ON THE PROTECTION OF OUR TRADEMARKS, AND THE LOSS OF A TRADEMARK WOULD NEGATIVELY IMPACT THE PRODUCTS ASSOCIATED WITH THE TRADEMARK, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

      We own several registered and unregistered trademarks, which are used in the marketing and sale of our products. We have invested a substantial amount of money in promoting our trademarked brands. However, the degree of protection that these trademarks afford us is unknown. Further, we may not have the money necessary to engage in actions to prevent infringement of our trademarks. A loss of a material trademark would negatively impact the products associated with it, and could negatively affect our business, prospects, results of operations, financial condition and cash flows.

WE DO NOT HAVE PATENT PROTECTION FOR OUR FORMULAS AND PROCESSES, AND A LOSS OF OWNERSHIP OF ANY OF OUR FORMULAS AND PROCESSES WOULD NEGATIVELY IMPACT OUR BUSINESS.

      We believe that we own our formulas and processes. However, we have not sought, and do not intend to seek, patent protection for our formulas and processes. Instead, we rely on the complexity of our formulas and processes, trade secrecy laws, and employee confidentiality agreements. However, we cannot assure you that other companies will not acquire our confidential information or trade secrets or will not independently develop equivalent or superior products or technology and obtain patent or similar rights. Although we believe that our formulas and processes have been independently developed and do not infringe the patents or rights of others, a variety of components of our processes could infringe existing or future patents, in which event we may be required to modify our processes or obtain a license. We cannot assure you that we will be able to do so in a timely manner or upon acceptable terms and conditions and the failure to do either of the foregoing would negatively affect our business, results of operations, financial condition and cash flows.

BECAUSE WE SELL FOOD PRODUCTS, WE FACE THE RISK OF EXPOSURE TO PRODUCT LIABILITY CLAIMS.

      We, like any other seller of food, face the risk of exposure to product liability claims in the event that our quality control procedures fail and the consumption of our products causes injury or illness. With respect to product liability claims, our insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying us products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party, and their carriers, if any, as well as the insured limits of any insurance provided by suppliers. If we do not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could have a material adverse effect on our financial condition, results of operations and cash flows.

GOVERNMENT REGULATION COULD INCREASE OUR COSTS OF PRODUCTION AND INCREASE OUR LEGAL AND REGULATORY EXPENSES.

      We are subject to extensive regulation by federal, state, and local governmental authorities regarding the quality, purity, manufacturing, distribution, and labeling of food products. We cannot assure that you that we will be able to continue to comply with these regulations, or comply with future regulations, without inordinate cost or interruption of our operations. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as possible criminal sanctions, which could have a material adverse effect on our business.

THE LOW VOLUME OF TRADING OF OUR SHARES MAY NEGATIVELY IMPACT THE LIQUIDITY OF OUR SHARES.

      Although our shares are publicly traded on the American Stock Exchange, the trading market for our shares is limited. During the calendar quarter prior to the date of this prospectus, the trading volume for our shares averaged approximately 16,341 shares per trading day. We do not anticipate any material increase in the trading volume for our shares. The lack of an active trading market for our shares could negatively impact stockholders' ability to sell their shares when they desire and the price, which could be obtained upon a sale of shares.

RISING INTEREST RATES COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

      The interest rates of most of our outstanding debts fluctuate based upon changes in our lenders' prime rate. Increases in the prime rate will result in an increase in our cost of funds, and could negatively affect our results of operations. We are anticipating future increases in interest rates during the fiscal year ending March 31, 2005. We have not entered into any derivative instruments such as interest rate swap or hedge agreements to manage our exposure to rising interest rates.

THE MARKET PRICE OF OUR STOCK COULD BE SUBJECT TO FLUCTUATION.

      The market price of our common stock could be subject to fluctuations in response to factors such as the following, some of which are beyond our control:

      o    quarterly variations in our operating results;

      o operating results that vary from the expectations of securities analysts and investors;

      o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

      o announcements by us or our competitors of major business developments, such as new products, services or technologies or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      o announcements by third parties of significant claims or proceedings against us;

      o     future sales of our common stock;

      o     and general market conditions.


                           FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                   THE COMPANY

      We were incorporated in Pennsylvania in 1980 under the name "Galaxy Cheese Company." We reincorporated in Delaware in 1987. After relocating from Pennsylvania to Orlando, Florida in 1992, we changed our name from Galaxy Cheese Company to Galaxy Foods Company. In November 2000, we changed our name again to Galaxy Nutritional Foods, Inc. We develop, manufacture and market a variety of healthy cheese, cheese alternatives and dairy related products, including:

      o a line of nutritious dairy alternative products made with soy under our main label Veggie(R). All Veggie(R) products are soy-based, low in fat, low in calories and are cholesterol and lactose free;

      o a line of dairy alternative products developed for health food and specialty stores under the Soymage(R) label. These products are completely dairy free, contain no animal fats and do not contain a milk protein called casein;

      o a line of cheese products made from soy under the Veggy(R) label. These products are soy-based, low in fat and lactose and cholesterol free;

      o a line of processed cheese foods made from organic milk under the Wholesome Valley(R) Organic trademark; and

      o other branded soy-based, rice-based and non-dairy cheese products, as well as generic and private label processed and blended cheese products.

      Our products are marketed to three principal markets: retail, food service, and industrial. Retail sales account for approximately 67% of our revenues. Our customers include:

      o     supermarket chains;

      o     health food stores;

      o industrial food manufacturers which use our products in the production of food items such as frozen pizza;

      o     restaurant chains;

      o     food service distributors; and

      o     institutions such as hotels, hospitals and schools.

      Our strategy is to continue to support our sales by increasing our automated production capacity while reducing our manual labor requirements. We anticipate accomplishing this through utilization of our equipment and improving our operating efficiencies. We also will continue to direct the majority of our marketing efforts and resources to expand our retail market and the food service market in order to take advantage of what we perceive to be an increased consumer emphasis on nutrition and the generally higher gross margins that this market generates.

      Our principal offices are located at 2441 Viscount Row, Orlando, Florida. Our telephone number is (407) 855-5500.

                                 USE OF PROCEEDS

      The selling stockholders will receive all of the proceeds from the sale of their common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will, however, receive the exercise price of the options and warrants if and when exercised by certain selling stockholders, which may be paid out of the proceeds of this offering. If the following selling stockholders exercise in full their respective options and warrants covering an aggregate of 1,050,000 shares of common stock, we estimate that our net proceeds from the exercise of such options and warrants will be $1,635,000:


                                               Shares Underlying         Exercise
      Selling Stockholder                       Options/Warrants          Price           Net Proceeds
      -------------------                     ---------------------     ---------     ---------------------

      BH Capital Investments LP                       250,000             $2.00           $ 500,000.00
      Excalibur Limited Partnership                   250,000             $2.00           $ 500,000.00
      Frederick A. DeLuca                             500,000             $1.15           $ 575,000.00
      R.J. Falkner                                     50,000             $1.20           $ 60,000.00
                                              ---------------------                    -------------------
      Totals:                                      1,050,000               N/A           $1,635,000.00
                                              =====================                    ===================

      We intend to use any proceeds from option and warrant exercises for working capital and other general corporate purposes.


                         DETERMINATION OF OFFERING PRICE

      The price of the shares of common stock offered for sale by the selling stockholders pursuant to the terms of the offering described in this prospectus will be at prevailing market prices, or at privately negotiated prices. Factors which are relevant to the determination of the offering price may include, but are not limited to, the market price for the shares, consideration of the amount of common stock offered for sale relative to the total number of shares of common stock outstanding, the trading history of our outstanding securities, our financial prospects, and the trading price of other companies similar to us in terms of size, operating characteristics, industry and other similar factors.

                              SELLING STOCKHOLDERS

               The following table identifies the selling stockholders and their beneficial ownership of our shares of common stock as of March 8, 2005:


                                                                          Number of Shares
                              Number of Shares                             Of Common Stock      Percentage of Common
                              of Common Stock       Number of Shares        Beneficially         Stock Beneficially
                                Beneficially        of Common Stock        Owned Assuming       Owned Assuming Sale
                               Owned Prior to      Offered for Sale      Sale of All Shares    of All Shares Offered
   Selling Stockholder            Offering             Hereunder         Offered Hereunder           Hereunder
   -------------------            --------             ---------        -------------------          ---------

BH Capital Investments L.P.       807,854               250,000               557,854                   3.0%

Excalibur Limited                 837,854               250,000               587,854                   3.1%
Partnership

Frederick A. DeLuca (4)         3,869,842             2,500,000             1,369,842                   7.2%

R.J. Falkner                       50,000                50,000                    --                     *
                                                      ---------             ---------
Total:                          5,565,550             3,050,000             2,515,550
                                                      =========             =========

*     Indicates less than one percent (1%)

(1) Pursuant to that certain Series A Stock Repurchase Agreement dated as of October 6, 2004, we repurchased all of the remaining outstanding shares of our Series A convertible preferred stock from BH Capital Investments, L.P. and Excalibur Limited Partnership for $2,279,688 and issued a warrant to purchase 250,000 shares of our common stock to each of BH Capital Investments, L.P. and to Excalibur Limited Partnership. The warrants are exercisable until October 6, 2009 at an exercise price equal to $2.00 per share. Pursuant to a Registration Rights Agreement dated October 6, 2004, we agreed to register the shares underlying the warrants within the next registration statement filed by us and, therefore, the shares have been included in the registration statement of which this prospectus is a part.

(2) In addition to the beneficial ownership described above, in consideration of a $550,000 short-term promissory note made by Excalibur Limited Partnership (which has been repaid in full), we issued Excalibur Limited Partnership a warrant for consulting services to purchase 30,000 shares of common stock which is exercisable until June 26, 2007 at an exercise price equal to $5.50 per share. These warrants were repriced to $2.05 on October 11, 2002. In connection with an extension agreement, we also issued to BH Capital Investments, L.P. and to Excalibur Limited Partnership a warrant to purchase 250,000 shares of our common stock which is exercisable until July 15, 2006 at an exercise price equal to $2.00 per share. In addition to the underlying shares of the above described warrants, according to the
      Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2005 upon which we have relied, BH Capital Investments, L.P. and to Excalibur Limited Partnership each own approximately 307,854 shares of our common stock.

(3) Pursuant to that certain Securities Purchase Agreement dated as of October 6, 2004, Mr. DeLuca purchased 2,000,000 shares of our common stock and a warrant to purchase 500,000 shares of our common stock at an exercise price equal to $1.15 per share for an aggregate sales price of $2,300,000. The warrant expires on October 6, 2009. Pursuant to a Registration Rights Agreement dated October 6, 2004, we agreed to register those shares of common stock with the Securities and Exchange Commission and use reasonable efforts to cause such registration statement to become effective not later than 180 days after October 6, 2004 and, therefore, the shares have been included in the registration statement of which this prospectus is a part.

(4) On April 10, 2003, we entered into a credit arrangement with Mr. DeLuca, who owns in excess of 5% of our common stock, pursuant to which he purchased raw materials for us in an aggregate amount of $500,000. The amounts paid for the purchased materials, plus interest at the rate of 15% per annum on such amounts, were due and payable in full by July 9, 2003. All amounts owed under the credit arrangement were repaid in full and such credit arrangement was terminated on June 27, 2003. In consideration of the credit arrangement, we issued to Mr. DeLuca a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.70 per share. The warrant expires April 10, 2006. In addition to the underlying shares of the above described warrants, according to the Schedule 13D filed with the Securities and Exchange Commission on October 18, 2004 upon which we have relied, Mr. Deluca also owns 3,269,842 shares of our common stock.

(5) Pursuant to an investor relations contract dated September 29, 2004, R.J. Falkner received a warrant to purchase 50,000 shares of common stock at an exercise price equal to $1.20 per share. The warrant expires on October 1, 2009. Pursuant to the contract, we agreed to register those shares of common stock with the Securities and Exchange Commission whenever any other shares were registered with the Commission or within twenty-four months after October 1, 2004 and, therefore, the shares have been included in the registration statement of which this prospectus is a part.


                              PLAN OF DISTRIBUTION

      We are registering 3,050,000 shares of our common stock under this prospectus on behalf of the selling stockholders. "Selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. We will pay the costs and fees of registering the shares, which we estimate to be approximately $57,826, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

      The selling stockholders may sell the shares of common stock through public or private transactions, through the American Stock Exchange or otherwise at prevailing market prices or at privately negotiated prices. In addition, the selling stockholders may sell some or all of their shares of common stock through:

      o block trades in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

      o     short sales of our shares;

      o purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer for its account; or

      o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

      The selling stockholders may negotiate and pay broker-dealers or other persons commissions, discounts or concessions for their services. Broker-dealers or other persons engaged by the selling stockholders may allow other broker-dealers or other persons to participate in resales. However, the selling stockholders and any broker-dealers or such other persons involved in the sale or resale of the shares of common stock may be considered "underwriters" as defined in Section 5(a)(11) of the Securities Act of 1933. In addition, the broker-dealers' or their affiliates' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act of 1933. If the selling stockholders are considered "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act of 1933.

      In addition to selling the shares of common stock under this prospectus, the selling stockholders may:

      o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933;

      o transfer their shares in other ways not involving market makers or established trading markets, such by gift, distribution or other transfer; or

      o sell their shares under Rule 144 promulgated under the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

      We have agreed to indemnify certain of the selling stockholders against liabilities arising in connection with this offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the selling stockholders may be required to make in that respect. We have been informed that any such indemnification for liabilities arising under the Securities Act of 1933 is, in the opinion of the Securities and Exchange Commission, against public policy and, therefore, unenforceable.

      Because it is possible that a significant number of shares of common stock could be sold at the same time under this prospectus, such sales, or the possibility of sales, may have a significant negative effect on the market price of our common stock.


                                  LEGAL MATTERS

      Baker & Hostetler LLP, Orlando, Florida, has rendered an opinion that the shares of common stock offered hereby are legally issued, fully paid and nonassessable.


                                     EXPERTS

      The financial statements incorporated by reference in this prospectus and the registration statement have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

o GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at http://www.galaxyfoods.com.

o STOCK MARKET. Our shares of common stock are traded on the American Stock Exchange under the symbol GXY. Materials filed by us can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006, (212) 306-1000.

o INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

      We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering has been completed:

      o Our Annual Report on Form 10-K for the year ended March 31, 2004, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

      o Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004.

      o A Current Report on Form 8-K dated as of May 11, 2004, June 30, 2004, July 13, 2004, August 13, 2004, October 5, 2004, October 8,
            2004, November 11, 2004 and February 14, 2005.

      o The description of our common stock, which is contained in our registration statement filed on Form 8-A, dated September 29, 1999.

      You may request free copies of these filings by writing, telephoning or contacting us at the following:

                  Investor Relations Department
                  Galaxy Nutritional Foods, Inc.
                  2441 Viscount Row
                  Orlando, Florida 32809
                  (407) 855-5500
                  email: drobert@galaxyfoods.com

      We will provide without charge to anyone who receives a prospectus, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference in that information). Such a request should be directed to Galaxy Nutritional Foods, Inc., 2441 Viscount Row, Orlando, Florida 32809, Attention: Investor Relations, or if by telephone, (407) 855-5500.

                           FORWARD-LOOKING STATEMENTS

      THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON OUR CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT OUR INDUSTRY, MANAGEMENT'S BELIEFS AND CERTAIN ASSUMPTIONS MADE BY US. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES" AND VARIATIONS OF THESE WORDS OR SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT. THEREFORE, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" ABOVE AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM     14.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration, sale and distribution of the shares, including sales commissions, are payable by the Registrant. All of the amounts shown are estimated except the SEC and AMEX registration fees.

SEC Registration Fee....................................................................$      825.67
                                                                                            ---------
AMEX Registration Fee ...................................................................   45,000.00
                                                                                            ---------
Legal Fees and Expenses (including Blue Sky) ............................................    8,000.00*
                                                                                            ---------
Accounting Fees and Expenses ............................................................    4,000.00*
                                                                                            ---------
Brokerage Commissions, Discounts and Other Placement Agent Expenses .....................        0.00
                                                                                            ---------
Printing and Miscellaneous Fees and Expenses ............................................        0.00*
                                                                                            ---------
         Total..........................................................................$   57,825.67*
                                                                                            =========

* Estimated


ITEM     15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

         As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that the personal liability of each member of the Registrant's Board of Directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         The Registrant's Bylaws (the "Bylaws") provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

         The Bylaws also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

         To the extent that any person described in the preceding two paragraphs is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such paragraphs, or in defense of any claim, issue or matter therein, the Registrant shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The Registrant may pay expenses of a person incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of a person to repay such amount if it shall ultimately be determined that he is not entitled to indemnification by the Registrant.

         The Bylaws further provide that the indemnification and advancement of expenses provided for in the Bylaws shall not be deemed exclusive of any other rights to the indemnified party under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and that the Board of Directors may authorize the Registrant to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability. The Registrant provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Act and the Exchange Act.

ITEM 16. EXHIBITS.

         The Exhibits to this registration statement are listed in the Index to Exhibits on page 24.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on this 11th day of March 2005.

                                    GALAXY NUTRITIONAL FOODS, INC.



                                    By:      /s/ Michael E. Broll
                                        ----------------------------------------
                                        MICHAEL E. BROLL
                                        Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael E. Broll, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                           Title                                  Date
               ---------                           -----                                  ----


   /s/ Michael E. Broll                    Chief Executive Officer                  March 14, 2005
------------------------------------
MICHAEL E. BROLL                           (Principal Executive Officer)
                                           and Director

   /s/ Salvatore J. Furnari                Chief Financial Officer                  March 14, 2005
------------------------------------
SALVATORE J. FURNARI                       (Principal Financial Officer and
                                           Principal Accounting Officer)

    /s/ Joanne R. Bethlahmy                Director                                 March 14, 2005
------------------------------------
JOANNE R. BETHLAHMY

    /s/ David H. Lipka                     Chairman of the Board and Director       March 14, 2005
------------------------------------
DAVID H. LIPKA

    /s/ Thomas R. Dyckman                  Director                                 March 14, 2005
------------------------------------
THOMAS R. DYCKMAN

    /s/ Charles L. Jarvie                  Director                                 March 14, 2005
------------------------------------
CHARLES L. JARVIE

    /s/ Joseph J. Juliano                  Director                                 March 14, 2005
------------------------------------
JOSEPH J. JULIANO

    /s/ Angelo S. Morini                   Director                                 March 14, 2005
------------------------------------
ANGELO S. MORINI

    /s/ M.A. Patrice Videlier              Director                                 March 14, 2005
------------------------------------
M.A. PATRICE VIDELIER

INDEX TO EXHIBITS

Exhibit No.    Description of Exhibit

*     4.18     Securities Purchase Agreement dated as of October 6, 2004 between
               Galaxy Nutritional Foods, Inc. and Frederick A. DeLuca (Filed as
               Exhibit 4.18 on Form 8-K filed October 8, 2004.)

*     4.19     Registration Rights Agreement dated as of October 6, 2004 between
               Galaxy Nutritional Foods, Inc. and Frederick A. DeLuca (Filed as
               Exhibit 4.19 on Form 8-K filed October 8, 2004.)

*     4.20     Warrant to Purchase Securities of Galaxy Nutritional Foods, Inc.
               dated as of October 6, 2004 in favor of Frederick A. DeLuca
               (Filed as Exhibit 4.20 on Form 8-K filed October 8, 2004.)

*     4.21     Stock Repurchase Agreement dated as of October 6, 2004 by and among Galaxy Nutritional Foods, Inc., BH Capital Investments L.P.
               and Excalibur Limited Partnership (Filed as Exhibit 4.21 on Form
               8-K filed October 8, 2004.)

*     4.22     Registration Rights Agreement dated as of October 6, 2004 by and among Galaxy Nutritional Foods, Inc., BH Capital Investments L.P.
               and Excalibur Limited Partnership (Filed as Exhibit 4.22 on Form
               8-K filed October 8, 2004.)

*     4.23     Warrant to Purchase Securities of Galaxy Nutritional Foods, Inc.
               dated as of October 6, 2004 in favor of BH Capital Investments
               L.P. (Filed as Exhibit 4.23 on Form 8-K filed October 8, 2004.)

*     4.24     Warrant to Purchase Securities of Galaxy Nutritional Foods, Inc.
               dated as of October 6, 2004 in favor of Excalibur Limited
               Partnership (Filed as Exhibit 4.24 on Form 8-K filed October 8,
               2004.)

      4.25 Investor relations contract between Galaxy Nutritional Foods, Inc. and R.J. Falkner dated as of September 29, 2004 (Filed herewith.)

      5.1 Opinion of Baker & Hostetler LLP, regarding legality of shares being offered (Filed herewith.)

     23.1 Consent of Baker & Hostetler LLP (Contained in its opinion filed as Exhibit 5.1.)

     23.2      Consent of BDO Seidman, LLP (Filed herewith.)

     24.1      Powers of Attorney (Included on Signature Page.)

*Previously Filed.